Exhibit 99.1

BioCardia Reports First Quarter 2025 Business Highlights and Financial Results

Sunnyvale, Calif. – May 14, 2025 - BioCardia, Inc. [Nasdaq: BCDA], a developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today reported financial results for the first quarter of 2025 and filed its quarterly report on Form 10-Q for the three months ended March 31, 2025 with the Securities and Exchange Commission. The Company will also hold a conference call at 4:30 PM ET today in which it will discuss business highlights. Following management’s formal remarks, there will be a question-and-answer session.

Recent Business Highlights

CardiAMP® autologous cell therapy in ischemic heart failure of reduced ejection fraction (BCDA-01)

●

On March 30, 2025, two-year results from the double-blind randomized placebo-controlled Phase 3 CardiAMP HF Trial of its CardiAMP autologous minimally invasive cell therapy for the treatment of ischemic heart failure in patients with reduced ejection fraction (HFrEF) were presented as a late-breaking clinical trial at the American College of Cardiology’s Annual Scientific Sessions, demonstrating increased survival, decreased cardiovascular events such as stroke, heart attacks, and hospitalizations and improved quality of life for treated patients at two years. Statistically significant and clinically meaningful improvements were seen in the subset of patients suffering from active heart stress (50% of enrolled patients), as demonstrated by elevated NTproBNP and BNP biomarkers. The Company is on track to share the two-year data with both the FDA and Japan Pharmaceuticals and Medical Devices Agency in the coming weeks and align on pathways to make CardiAMP available for physicians and their patients.

●

The CardiAMP HF II Trial is underway in the United States, with three sites actively enrolling patients. This confirmatory trial focuses on patients with active heart stress with a primary endpoint based on a three-tiered Finkelstein-Schoenfeld hierarchical analysis. The tiers, starting with the most serious events, are (1) all-cause death, including cardiac death equivalents, (2) non-fatal Major Adverse Coronary and Cerebrovascular Events (MACCE), (3) change from baseline in quality of life at a minimum of 12 months and a maximum of 24 months. In the CardiAMP HF Trial, this composite efficacy endpoint was achieved with statistical significance in the subset of patients with elevated NTproBNP that are the focus of the CardiAMP HF II study (p=0.02).

CardiAMP autologous cell therapy in chronic myocardial ischemic with refractory angina (BCDA-02)

●

Results from the open-label roll-in cohort of patients having chronic myocardial ischemia with refractory angina to date have shown an average 107 second increase in exercise tolerance and an 82% average reduction in angina episodes at the primary six-month follow-up endpoint compared to before receiving the study treatment. The last roll-in cohort patient has recently reached this six-month primary endpoint, and we intend to prepare the primary results of this cohort for publication and presentation.

CardiALLO Cell Therapy in Ischemic Heart Failure (BCDA-03)

●

The low dose cohort of 20 million cells in the phase 1/2 clinical trial was completed in the first quarter 2025 and there have been no treatment-emergent adverse events, arrhythmias, rejection, or allergic responses. The independent Data Safety Monitoring Board recommended that the study proceed as designed in April 2025 based on the 30-day data safety assessment from this cohort. The Company plans to progress the trial to enrollment of 39 participants in the United States and fund development through nondilutive grant applications and partnering.

Helix Biotherapeutic Delivery

The Company’s Helix transendocardial biotherapeutic delivery system performed well in the recent CardiAMP HF Trial as presented on March 30, with no procedure-related deaths, embolism, or need for surgical cardiac or endovascular repair occurring. This contributes to the growing body of experience using this delivery platform and supports the independent FDA submission for approval that we are currently pursuing. Helix procedures are also now using the advanced Morph DNA bidirectional steerable platform to navigate, and physician feedback has been positive.

Intellectual Property

The Company’s intellectual property portfolio is robust, with more than 60 patents and patent applications worldwide.

In March, the Company announced that the Japan Patent Office granted Japanese Patent No: 7641330 titled “Radial and Transendocardial Delivery Catheter,” with a patent term that will expire on or after September 30, 2034. The patent describes minimally invasive interventional biotherapeutic delivery catheters to deliver biologic therapies to target sites in the heart. This minimally invasive delivery approach enables optimal treatment at the sites where needed, minimizes off-target toxicities, and avoids the need for surgical access to the heart. Two additional patents have also been allowed this year and are expected to issue in the near future.

“This has been a great quarter for all of our therapeutic programs in development,” said BioCardia CEO Peter Altman, Ph.D. “Most importantly, the CardiAMP HF Trial has provided significant rigorous evidence supporting both safety and meaningful benefits of CardiAMP cell therapy for heart failure patients who still have elevated biomarkers of heart stress, despite being on maximal guideline directed medical therapy. Our top priorities are the regulatory submissions for the CardiAMP Cell Therapy System clinical consultation with Japan PMDA and for the Helix transendocardial delivery system application for approval in the United States. Both are anticipated this quarter.”

First Quarter 2025 Financial Results:

>

Research and development expenses were approximately $1.5 million for the three months ended March 2025 compared to approximately $1.2 million for the three months ended March 2024, primarily due to closeout activities in the CardiAMP HF Trial and the inception of enrollment in the CardiAMP HF II Trial.

>	Selling, general and administrative expenses were approximately $1.2 million for the three months ended March 2025 compared to approximately $1.1 million for the three months ended March 2024.

>	Our net loss was approximately $2.7 million for the three months ended March 2025, compared to approximately $2.3 million for the three months ended March 2024.

>	Net cash used in operations for the three months ended March 2025 was approximately $1.6 million, as compared to approximately $1.5 million for the three months ended March 2024.

ANTICIPATED UPCOMING MILESTONES AND EVENTS:

>	BCDA-01: CardiAMP Autologous Cell Therapy for Ischemic Heart Failure

-	CardiAMP HF Manuscript

-	Japan PMDA Clinical Consultation request / submission

-	FDA Meeting request / submission

-	CardiAMP Heart Failure II Trial – additional sites and enrollment

>	BCDA-02: CardiAMP Autologous Cell Therapy in Chronic Myocardial ischemia

-	Completed roll-in cohort data submitted for presentation / publication

>	BCDA-03: CardiAllo Allogeneic Cell Therapy in Inflammatory Ischemic Heart Failure

-	Dose cohort 2 completed enrollment

>	Helix Biotherapeutic Delivery Business

-	FDA approval milestones

-	Partnering

>	Morph Access Innovations Business

-	Revenues and case reports

-	Indication specific deals

About BioCardia®

BioCardia, Inc., headquartered in Sunnyvale, California, is developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP® autologous and CardiALLOTM allogeneic cell therapies are the Company’s biotherapeutic platforms with three cardiac clinical stage product candidates in development. These therapies are enabled by its HelixTM biotherapeutic delivery and Morph® vascular navigation platforms. The CardiAMP Cell Therapy Trial for Heart Failure has been supported financially by the Maryland Stem Cell Research Fund and the Center for Medicare and Medicaid Services. For more information visit: www.BioCardia.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to the enrollment in our clinical trials, the availability of data from our clinical trials, filings and communications with the FDA and Japan’s Pharmaceutical and Medical Device Agency, product clearances, the efficacy and safety of our products and therapies, preliminary conclusions about new data, the achievement of any of the anticipated upcoming milestones, our positioning for growth or the market for our products and therapies, the expected benefits of our intellectual property, future prospects, regulatory timelines, and other statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. Such risks and uncertainties include, among others, the inherent uncertainties associated with developing new products or technologies, regulatory approvals, unexpected expenditures, the ability to raise the additional funding needed to continue to pursue BioCardia’s business and product development plans, the ability to enter into licensing and partnering arrangements and overall market conditions. We may find it difficult to enroll patients in our clinical trials due to many factors, some of which are outside of our control. Slower than targeted enrollment could delay completion of our clinical trials and delay or prevent the development of our therapeutic candidates. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 26, 2025, under the caption titled “Risk Factors BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

BioCardia, Inc.

Condensed Consolidated Statements of Operations
(Unaudited in thousands, except share and per share amounts)

	Three Months ended March 31,
	2025	2024
Revenue:
Collaboration agreement revenue	$—	$55
Costs and expenses:
Research and development	1,530	1,241
Selling, general and administrative	1,196	1,089
Total costs and expenses	2,726	2,330
Operating loss	(2,726)	(2,275)
Other income (expense):
Total other income, net	14	8
Net loss	$(2,712)	$(2,267)

Net loss per share, basic and diluted	$(0.59)	$(1.35)

Weighted-average shares used in computing net loss per share, basic and diluted	4,635,764	1,675,539

BioCardia, Inc.
Selected Balance Sheet Data
(amounts in thousands)

	March 31,	December 31,
	2025(1)	2024(1)

Assets:
Cash and cash equivalents	$949	$2,371
Other current assets	224	251
Property, plant and equipment and other noncurrent assets	993	1,102
Total assets	$2,166	$3,724
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities	$3,234	$2,321
Operating lease liability - noncurrent	452	566
Total stockholders’ equity (deficit)	(1,520)	837
Total liabilities and stockholders’ equity (deficit)	$2,166	$3,724

(1)  March 31, 2025 amounts are unaudited. December 31, 2024 amounts were derived from the audited Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission on March 26, 2025.

###

Media Contact:
Miranda Peto, Investor Relations
Email: mpeto@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120